EXHIBIT 5.1

TroyGould PC
1801 Century Park East, 16th Floor
Los Angeles, California 90067

October 21, 2014

Galena Biopharma, Inc.
4640 SW Macadam Ave., Suite 270
Portland, Oregon 97239

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offer for resale by the selling stockholder named therein of a maximum of up to 2,000,000 shares (the “Shares”) of common stock, par value $0.0001 per share, of Galena Biopharma, Inc., a Delaware corporation (the “Company”). The Shares are issuable to the selling stockholder in partial payment of the first milestone payment due under the License and Supply Agreement dated as of July 17, 2014 (the “LSA”) between the Company and MonoSol Rx, LLC.
We are acting as counsel for the Company in connection with the Registration Statement. As such, we have examined a signed copy of the Registration Statement as filed with the Commission. We have also examined and relied upon minutes of meetings and actions of the stockholders and the board of directors of the Company as provided to us by the Company, the Certificate of Incorporation and the By-Laws of the Company, each as amended or restated to date, the LSA and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.
In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.
The opinion expressed below is limited to the Delaware General Corporation Law, or DGCL, including the reported judicial decisions interpreting the DGCL.
Based upon and subject to the foregoing, we are of the opinion that the Shares are duly authorized and, when issued in accordance with the LSA, will be validly issued, fully paid and nonassessable.
Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ TROYGOULD PC